Exhibit 99.1
MRV RECEIVES STAY FROM NASDAQ PENDING
FURTHER ACTION BY NASDAQ’S LISTING COUNCIL
Decision to Suspend MRV’s Common Stock from Nasdaq to be Reviewed
CHATSWORTH, CA — February 10, 2009 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), announced that it today received a notification letter from Nasdaq’s Office of Appeals and Review informing the company that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) has called for review the decision of the Nasdaq Listing Qualifications Panel (the “Panel”) regarding the company and has also determined, at this time, to stay the January 16, 2009 decision to suspend MRV’s common stock from trading on Nasdaq pending further action by the Listing Council. Accordingly, pending further action by the Listing Council, MRV’s common stock will remain listed on the Nasdaq Global Market.
The Listing Council Notification Letter of February 10th
The February 10, 2009 letter from Nasdaq’s Office of Appeals and Review notified MRV that the Listing Council had granted the Company’s requests to the Listing Council to take review of the Panels decision and to stay the Panel’s January 16, 2009 decision to suspend MRV’s common stock from trading on Nasdaq.
In accordance with the letter from Nasdaq’s Office of Appeals and Review received today, MRV may submit to the Listing Council no later than February 27, 2009 additional information that it wishes the Listing Council to consider on the appeal. MRV plans to submit such information by that time.
MRV is working diligently to complete all necessary filings and to be in a position to solicit proxies and hold an annual meeting in order to demonstrate compliance with the applicable requirements for continued listing on Nasdaq. However, there can be no assurance that MRV will become compliant with Nasdaq’s listing requirements before the Listing Council takes any action lifting the stay or that the Listing Council will grant MRV an additional extension of the company’s compliance deadline to permit its common stock to remain listed on Nasdaq.
Background
As previously announced, on August 14, 2008 and November 17, 2008, MRV received Nasdaq Staff Determination letters stating that the company was not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because it did not file its Quarterly Reports on Form 10-Q for the quarter ended June 30, 2008 and September 30, 2008 by the required deadlines and on January 2, 2009 received an Additional Nasdaq Staff Determination letter stating that MRV is not in compliance with Nasdaq’s Marketplace Rules 4350(e) and 4350(g) (supplemented by Nasdaq IM-4350-8) because the company did not solicit proxies and hold an annual meeting for its fiscal year ended December 31, 2007 on or before the required deadline of December 31, 2008. The delays in filing these reports and in soliciting proxies and holding an annual meeting for 2007 resulted from the previously announced and pending restatement of MRV’s financial statements related to its accounting for stock options and to earn-outs and profit sharing in certain European subsidiaries.
As previously announced, in response to the August 14, 2008 Nasdaq-Staff Determination Letter, MRV initiated an appeal process and requested a hearing before the Panel, which was held on October 16, 2008. As a result of the hearing, on November 10, 2008, Nasdaq notified MRV that the Panel had granted MRV until February 10, 2009 to file its delinquent Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. As previously reported, on January 16, 2009, registrant received a letter from the Panel affirming the Panel’s decision regarding the

Exhibit 99.1-1

February 10th deadline for continued listing on Nasdaq, indicating that the Panel’s earlier decision extending the company’s compliance deadline to February 10, 2009 represented the full extent of the Panel’s authority to grant an exception to Nasdaq’s listing rules. Accordingly, on January 22, 2009, MRV filed an appeal with the Listing Council, requesting that the Listing Council take review of the Panel’s decision and grant MRV a stay of the Panel’s decision to suspend MRV’s common stock from trading on Nasdaq beyond February 10, 2009.
About MRV Communications, Inc.
MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s networking business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV’s optical components business provides optical communications components for metropolitan, access and Fiber-to-the-Premises applications, through its wholly owned subsidiary SourcePhotonics, Inc. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, valueadded- resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. Publicly traded since 1992, MRV is listed on the NASDAQ National Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit our websites at www.mrv.com and www.sourcephotonics.com.

Investor Relations MRV Communications, Inc. (818) 886-MRVC (6782) ir@mrv.com	The Blueshirt Group for MRV Maria Riley maria@blueshirtgroup.com (415) 217-2631

Exhibit 99.1-2